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                                                                Exhibit 99(i)(g)

                          [CLIFFORD CHANCE LETTERHEAD]


May 13, 2005

PowerShares Exchange-Traded Fund Trust
Wheaton Oaks Professional Building
855 West Prairie Avenue
Wheaton, IL 60187

Re: Opinion of Counsel regarding Post-Effective Amendment No. 26 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-102228, 811-21265)

Dear Ladies and Gentlemen:

We have acted as counsel to PowerShares Exchange-Traded Fund Trust (the "Fund"), in connection with the above-referenced Registration Statement (as amended, the "Registration Statement") which relates to the shares of beneficial interest of PowerShares Dynamic Biotechnology & Genome Portfolio, PowerShares Dynamic Food & Beverage Portfolio, PowerShares Dynamic Leisure and Entertainment Portfolio, PowerShares Dynamic Media Portfolio, PowerShares Dynamic Networking Portfolio, PowerShares Dynamic Pharmaceuticals Portfolio, Powershares Dynamic Software Portfolio and PowerShares Dynamic Semiconductors Portfolio, $0.01 par value (collectively, the "Shares"). This opinion is being delivered to you in connection with the Fund's filing of Post-Effective Amendment No. 26 to the Registration Statement (the "Amendment") to be filed with the Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933 (the "1933 Act") and Amendment No. 28 pursuant to the Investment Company Act of 1940, as amended, in connection with the effectiveness of the PowerShares Dynamic Biotechnology & Genome Portfolio, PowerShares Dynamic Food & Beverage Portfolio, PowerShares Dynamic Leisure and Entertainment Portfolio, PowerShares Dynamic Media Portfolio, PowerShares Dynamic Networking Portfolio, PowerShares Dynamic Pharmaceuticals Portfolio, Powershares Dynamic Software Portfolio and PowerShares Dynamic Semiconductors Portfolio. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Fund's Declaration of Trust, as amended (the "Declaration"), and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in accordance with the Trust's Declaration, Designation of Series, as amended, and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

As to matters of Massachusetts law contained in the foregoing opinions, we have relied upon the opinion of Bingham McCutchen LLP, dated May 13, 2005.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Fund Service Providers" in the Statement of Additional

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Information forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                        Very truly yours,


                                        /s/ Clifford Chance US LLP